[Logo of Advantis] Customer Agreement                                     [Logo]
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Advantis is a New York corporation having its principal office at 231 North
Martingale Road, Schaumburg, Illinois 60173-2254.

Thank you for doing business with us. We are committed to providing you with the highest quality Services and Products. If, at any time, you have any questions or problems, or are not completely satisfied, please let us know. Our goal is to do our best for you.

This Advantis Customer Agreement (called the "Agreement") covers the major business transactions we may do with you, including:

      (a) provision of Services; and

      (b) license of Programs.

Advantis Services and special options such as certain licensed Programs, special Services, custom solutions, and volume discounts are described in Transaction Documents. We will provide you with the appropriate Transaction Documents.

This Agreement and its applicable Attachments and Transaction Documents are the complete agreement regarding these transactions, and replace any prior oral or written communications between us.

By signing below for our respective Enterprises, each of us agrees to the terms of this Agreement. Once signed, 1) any reproduction of this Agreement, an Attachment, or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original and 2) all Services and Products you order under this Agreement are subject to it.

Agreed to: (Enterprise name)              Agreed to:
MoneyGram Payment Systems, Inc.           Advantis Corporation


By /s/ Alan H. Friedman                   By /s/ [ILLEGIBLE]
   --------------------------------          --------------------------------
         Authorized Signature                      Authorized Signature

Name (type or print) Alan H. Friedman     Name (type or print)

Date:                                     Date:

Enterprise number:                        Advantis Customer Agreement number:

Enterprise Address:
                   7401 West Mansfield Avenue
                   Lakewood, CO 80235

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After signing, please return a copy of this Agreement to the following address:
                            Advantis
                            3405 W. Dr. M. L. King Jr. Blvd.
                            Tampa, FL 33607
                            Attention: Order Support Services
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                                  Page 1 of 13
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[Logo of Advantis] Customer Agreement

Table of Contents
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              Section       Title                           Page

            Part 1 - General ................................  3
               1.1   Definitions ............................  3
               1.2   Agreement Structure ....................  4
               1.3   Electronic Communications ..............  5
               1.4   Prices and Price Changes ...............  5
               1.5   Invoicing, Payment, and Taxes ..........  6
               1.6   Patents and Copyrights .................  6
               1.7   Limitation of Liability ................  7
               1.8   Your Additional Rights .................  7
               1.9   Changes to and Termination of Services .  7
              1.10   Changes to the Agreement Terms .........  8
              1.11   Agreement Termination ..................  8
              1.12   Geographic Scope .......................  8
              1.13   Governing Law ..........................  8
              1.14
              1.15   Notice .................................  8

            Part 2 - Responsibilities of the Parties ........  9

              2.1    Mutual Responsibilities ................  9
              2.2    Our Responsibilities ...................  9
              2.3    Your Other Responsibilities ............  9

            Part 3 - Warranties ............................. 11

              3.1    The Advantis Warranties ................ 11
              3.2    Extent of Warranty ..................... 11
              3.3    Items Not Covered by Warranty .......... 11

            Part 4 - Equipment Provided by Advantis ......... 12

            Part 5 - Customer Transmitted Data .............. 13

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[Logo of Advantis] Customer Agreement

Part 1 - General
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1.1   Definitions

      End User is any party whom you authorize, by any means, for example, a User Identification, to access a Service. It also means any party whom you authorize to access programs, data, or equipment within a Service.

      Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term "Enterprise" applies only to the portion of the enterprise located in the United States or Puerto Rico.

      Equipment is a machine, its features, conversions, upgrades, elements, or accessories, or any combination of them. The term "Equipment" includes Advantis Equipment and any non-Advantis Equipment we provide to you.

      Materials are work product (such as programs, program listings, programming tools, documentation, reports, and drawings) that we may deliver to you during a project. The term "Materials" does not include Programs.

      Product is a Program or Equipment.

      Program is the following, including features and any whole or partial copies:

      1.    machine-readable instructions;

      2.    a collection of machine-readable data, such as a data base; and

      3. related licensed materials, including documentation and listings, in any form.

      The term "Program" includes an Advantis Program and any non-Advantis Program that we may provide to you. The term does not include licensed internal code or Materials.

      Services are described in Transaction Documents and include access to, and use of, Equipment, programs, networking facilities, and associated enhanced communication and support services. Except for the right to use programs that we authorize you to access through the Services, we grant no other rights to those programs to you or End Users.

      Start Date of a Service is the day on which we make it available to you.

      System is the Services and Products we provide together under this Agreement that we identify to you as a "System."

      User Identification is a code or codes which enable authorization or access to programs, data, or equipment through a Service.

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1.2   Agreement Structure

      Attachments

      Some Services and Products have terms in addition to those we specify in this Agreement. We provide the additional terms in documents called "Attachments," which are also part of this Agreement. For example, we describe the additional terms for Programs in an Attachment. We make the Attachments available to you for signature.

      Transaction Documents

      For each business transaction, we will provide to you the appropriate "Transaction Documents" that confirm the details of the transaction. Some Transaction Documents require signature, and others do not. Supplements are an example of Transaction Documents that must be signed by both of us. Supplements may contain descriptions of custom solutions and associated special charges or descriptions of project schedules, responsibilities, and associated charges. Exhibits and Fee Schedules are unsigned Transaction Documents that explain in detail standard Services, Programs, and associated charges.

      Conflicting Terms

      If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both of these documents.

      Your Order

      You may order a Service or Product by various means, including a request written on paper and delivered to us, a request sent via facsimile to us, and a request sent via electronic communications to us.

      Our Acceptance of Your Order

      A Service or Product becomes subject to this Agreement when we accept your order by doing any of the following:

      1.    sending you a Transaction Document;

      2.    making the Service available; or

      3.    shipping the Product.

      Your Acceptance of Additional Terms

      You accept the additional terms in an Attachment or Transaction Document by doing any of the following:

      1.    signing it;

      2.    using the Service or Product, or allowing others to do so; or

      3.    making any payment for the Service or Product.

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1.3   Electronic Communications

      Each of us may communicate with the other by electronic means, such as IBM(R) Mail Exchange and Information Exchange. Each of us agrees to the following for all electronic communications:

      1. a User Identification contained in an electronic document is legally sufficient to verify the sender's identity and the document's authenticity;

      2. an electronic document that contains a User Identification is a signed writing; and

      3. an electronic document, or any computer printout of it, is an original when maintained in the normal course of business.

1.4   Prices and Price Changes

      The following are the bases on which we may require the amount payable for a Service or Product to be paid, with an example of each:

      1.    one-time (Service installation charges);

      2.    recurring (a periodic charge for Services);

      3. a combination of both (an initial charge and a monthly license charge for a Program); or

      4.    usage (network traffic charges).

      We will specify the amount and basis for the particular Service or Product.

      Price Increases

      We may increase recurring charges and usage charges by giving you three months' written notice. An increase applies on the first day of the month on or after the effective date we specify in the notice.

      We may increase one-time charges and hourly rates without notice. However, an increase to one-time charges does not apply to you if 1) we receive your order before the announcement date of the increase and 2) one of the following occurs within three months after the announcement:

      1.    we make the Service available to you;

      2.    we ship you the Product;

      3. with our authorization, you make an additional license copy of a Program or a copy of a distributed feature; or

      4.    a Program's group-upgrade charge becomes due.

      Price Decreases

      For one-time charges, you receive the benefit of a price decrease when the Service Start Date occurs on or after the effective date of the decrease.

      For recurring charges and usage charges, you receive the benefit of a decrease on the first day of the month following the effective date of the decrease.

----------
IBM is a registered trademark of the International Business Machines
Corporation.

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1.5   Invoicing, Payment, and Taxes

      We invoice:

      1.    usage charges following the period in which you incur them;

      2. recurring charges (other than usage charges) for a Program in advance for the applicable invoice period: and

      3.    all other charges when or after you incur them.

      Amounts due are payable as we specify in the invoice. You agree to pay accordingly. You agree to pay charges for all Service usage you or End Users incur by any means, including providing a User Identification to access a Service. You are responsible for charges and damages resulting from misuse of User Identifications under your control. You agree to pay amounts equal to any applicable taxes resulting from any transaction under this Agreement. This does not include taxes based on our net income. You are responsible for personal property taxes for each Product from the date we ship it to you.

1.6   Patents and Copyrights

      For purposes of this Section only, the term "Product" includes Materials alone or in combination with Products we provide to you as a System.

      If a third party claims that a Product we provide to you infringes that party's patent or copyright, we will defend you against that claim at our expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that you:

      1.    promptly notify us in writing of the claim; and

      2. allow us to control, and cooperate with us in, the defense and any related settlement negotiations.

      If such a claim is made or appears likely to be made, you agree to permit us to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If we determine that none of these alternatives is reasonably available, you agree to return the Product to us on our written request and we may terminate the affected Service.

      This is our entire obligation to you regarding any claim of infringement.

      Notice of Infringement

      All notices of patent or copyright infringement permitted or required by this Agreement will be in writing, will be sent to the following address, and will take effect upon receipt.

         General Counsel
         Advantis
         231 North Martingale Road
         Schaumburg, Illinois 60173-2254

       Claims for Which We are Not Responsible

      We have no obligation regarding any claim based on any of the following:

      1. your modification of a Product, or a Program's use with Equipment and programs other than the Equipment and Programs with which the Program is designed to operate;

      2. the combination, operation, or use of a Product with any product, data, or apparatus that we did not provide; or

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      3.    infringement by a non-Advantis Product alone, as opposed to its combination with Products we provide to you as a System.

1.7   Limitation of Liability

      Circumstances may arise where, because of a default on our part or other liability, you are entitled to recover damages from us. In each such instance, regardless of the basis on which you are entitled to claim damages from us, we are liable only for:

      1. payments referred to in our patent and copyright terms described above;

      2. bodily injury (including death), and damage to real property and tangible personal property; and

      3. the amount of any other actual loss or damage, up to the greater of $100,000 or the charges (if recurring or usage, 12 months' charges apply) for the Service or Product that is the subject of the claim.

            This limit also applies to any of our subcontractors and Program developers. It is the maximum for which we are collectively responsible.

      Items for Which We are Not Liable

      Under no circumstances are we, our subcontractors, or Program developers liable for any of the following:

      1. third-party claims against you for losses or damages (other than those under the first two items listed above);

      2.    loss of, or damage to, your records or data; or

      3. economic consequential damages (including lost profits or savings) or incidental damages, even if we are informed of their possibility.

1.8   Your Additional Rights

      You may have additional rights under certain laws (such as consumer laws) which do not allow the exclusion of implied warranties, or the exclusion or limitation of certain damages. If these laws apply, our exclusions or limitations may not apply to you.

1.9   Changes to and Termination of Services

      We will give you three months' written notice if we increase Service charges or change invoicing procedures, or when a planned change would substantially alter a Service from its current description. We will give you 12 months' written notice it we terminate a Service (or if we change this 12-month notice period). However, if a third party claims that a Product we provide as part of a Service infringes a patent or copyright, we reserve the right to terminate the Service effective immediately.

      You agree to give us one month's written notice to terminate your use of a Service. The termination will be effective at month's end.

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1.10  Changes to the Agreement Terms

      In order to maintain flexibility in our Services, Products, and options, we may change the terms of this Agreement by giving you three months' written notice. However, these changes are not retroactive. They apply, as of the effective date we specify in the notice, only to new orders (those we receive on or after the date of the notice) and to on-going transactions, such as licenses and Services.

      Otherwise, for a change to be valid, both of us must sign it. Additional or different terms in any order or written communication from you are void.

1.11  Agreement Termination

      You may terminate this Agreement on written notice to us following the expiration or termination of all your obligations.

      Either of us may terminate this Agreement if the other does not comply with any of its terms, provided the one who is not complying is given written notice and reasonable time to comply.

      Any terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assignees.

1.12  Geographic Scope

      All your rights, all our obligations, and all licenses are valid only in the United States and Puerto Rico.

1.13  Governing Law

      The laws of the State of New York govern this Agreement.

1.14

      Intentionally left blank

1.15  Notice

      All notices permitted or required by this Agreement except for notices of patent and copyright infringement which will be sent to the address specified in section 1.6, "Patents and Copyrights," will be sent to the following address and will take effect upon receipt:

          Advantis
          3405 W. Dr. M. L. King Jr. Blvd.
          Tampa, FL 33607
          Attention: Order Support Services

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[Logo of Advantis] Customer Agreement

Part 2 - Responsibilities of the Parties
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2.1   Mutual Responsibilities

      Each of us agrees that under this Agreement:

      1. neither of us grants the other the right to use its trademarks, trade names, or other designation in any promotion or publication;

      2. all information exchanged by both of us is nonconfidential. If either of us requires the exchange of confidential information, it will be made under a signed confidentiality agreement. Part 5 of this Agreement describes our responsibilities for handling data and information you transmit using the Services;

      3.    each is free to enter into similar agreements with others;

      4. each grants the other only the licenses specified. No other licenses (including licenses under patents) are granted;

      5. each will promptly notify the other if it becomes aware of any unsafe conditions or hazardous materials to which the other's personnel would be exposed at any of its facilities;

      6. neither of us will bring a legal action more than two years after the cause of action arose; and

      7. neither of us is responsible for failure to fulfill its obligations due to causes beyond its control.

2.2   Our Responsibilities

      We will:

      1. inform you of Service descriptions, charges, discounts, allowances, and other terms in Transaction Documents; and

      2. provide to you necessary User Identifications to enable access to the Services.

2.3   Your Other Responsibilities

      You agree:

      1. not to assign, or otherwise transfer this Agreement or your rights under it, delegate your obligations, or resell any Service, without prior written consent. Any attempt to do so is void;

      2. to allow us to install mandatory engineering changes (such as those required for safety) on Equipment:

      3. that you are responsible for the results obtained from the use of the Services and Products;

      4. to provide us with sufficient, free, and safe access to your facilities for us to fulfill our obligations;

      5. to control and be responsible for User Identifications and their distribution to End Users;

      6. to obtain, install, and maintain suitable equipment as necessary to access the Services:

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      7.    to comply with all applicable laws, regulations. or conventions including those related to data privacy, international communications, and exportation of technical or personal data. You are responsible for obtaining all necessary governmental, regulatory, or statutory approvals for your use of the Services:

      8. to obtain all required permissions if you use a Service to copy, download, display, distribute, or execute programs or perform other works;

      9. to be responsible for data, programs, or other material that you provide for use with a Service, and ensure that 1) we do not violate anyone's rights in providing the Service, and 2) the disclosure or use of the material through the Service does not breach any contractual relationship;

      10. to inform, in writing, those whom you authorize to access a Service of the applicable terms of the Agreement and that we have no liability to them. You may use the name Advantis" when informing them that your products are available through the Services; and

      11. to authorize us to include your name, contact information, and other mutually-agreed-to information in a directory of Advantis customers, unless you notify us otherwise in writing within one month of your first order for the Services.

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[Logo of Advantis] Customer Agreement

Part 3 - Warranties
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3.1   The Advantis Warranties

      Warranty for Advantis Services

      For each Advantis Service, we warrant that we perform it:

      1.    in a workmanlike manner; and

      2. according to its current description contained in this Agreement, an Attachment, or a Transaction Document.

      Warranty for Advantis Programs

      We specify the warranty for warranted Advantis Programs in an Attachment.

      Warranty for Systems

      Where we provide a System (for example, when we provide Services, Equipment, and Programs according to our marketing proposal), we warrant that its components are compatible and will operate with one another. This warranty is in addition to our other applicable warranties.

3.2   Extent of Warranty

      Misuse, accident, modification, unsuitable physical or operating environment, operation with equipment and programs other than the Equipment and Programs with which a Program is designed to operate, improper maintenance by you, or failure caused by a product for which we are not responsible. may void the warranties.

      THESE WARRANTIES REPLACE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.3   Items Not Covered by Warranty

      We do not warrant uninterrupted or error-free operation of a Service or Product.

      We will identify Advantis Services and Products that we do not warrant.

      Unless we specify otherwise, we provide Materials, non-Advantis Services and non-Advantis Products on an "AS IS" basis. However, non-Advantis manufacturers, suppliers, or publishers may provide their own warranties to you.

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[Logo of Advantis] Customer Agreement

Part 4 - Equipment Provided by Advantis
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We may provide Equipment to be installed on your premises for the purpose of providing a Service. The Equipment is and will remain the asset of Advantis or its lessor and will not become a fixture or realty.

Certain Equipment may contain licensed internal code. We will identify this Equipment to you.

No right, title, or interest in or to the Equipment, or licensed internal code associated with it, or any related planning information, is passed to you. However we will use such Equipment to provide Services to you.

As appropriate. we will provide you physical planning information for the Equipment. You agree to comply with that information in order to provide an environment meeting our specifications.

Our Responsibilities

We will:

1.    install the Equipment we provide at your site unless we specify otherwise;

2.    maintain the Equipment; and

3. be responsible for all return, removal, and shipping charges for the Equipment.

Your Responsibilities

You agree to:

1. provide and pay for the physical space and electrical power for the Equipment at your site;

2. be responsible for loss of or damage to the Equipment caused by your or your employees' or your agents' intentional acts or negligence:

3. provide us or our designee with all assistance reasonably necessary to permit us access to your site to perform inspection, installation, preparation for return, or maintenance as is appropriate;

4. provide, at no cost to us, adequate security to protect the Equipment from theft, loss, damage, or misuse;

5. return to us, or permit us or our designee to remove at our discretion, the Equipment, any licensed internal code associated with it, and physical planning documentation at the expiration or termination of the Service;

6. not alter the Equipment in any manner, not move it to other locations, and not transfer it to anyone else without our prior written approval;

7.    keep the Equipment free from all liens, charges, or encumbrances; and

8. affix and keep in a prominent place on the Equipment any marking or label we require.

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[Logo of Advantis] Customer Agreement

Part 5 - Customer Transmitted Data
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We agree not to disclose your confidential information including programs and data, transmitted using the Services. However, we have no obligation of confidentiality relating to your information, including programs and data, which is not confidential. Information that is not confidential includes information which is:

1. either currently publicly available or becomes publicly available in the future without our breach of any obligation or responsibility described in this Agreement;

2. rightfully received by either of us from a third party, where the information was received without any obligation of confidentiality associated with it;

3.    already in our possession without an obligation of confidentiality;

4.    independently developed by us;

5.    approved for disclosure by you; or

6.    treated by you as nonconfidential.

We also have no liability for any disclosure of information that occurs as the result of our delivery of your information, at your direction and to a recipient you designate, when the delivery is made in the normal course of Service provision (for example, to an incorrect delivery address provided by you to us). We may disclose information to the extent required by law.

Handling of your Information

You are responsible for selection and use of the security facilities and options that we provide.

You are responsible to develop and maintain procedures (apart from the Services) to protect your information. You are responsible for backup and restoration of your information.

For the purposes of operation and maintenance we may use, copy, display, store, and distribute internally your information. We agree not to reverse assemble or reverse compile your information. We do not guarantee that these procedures will prevent the loss of, alteration of, or improper access to, your information. You agree that access to your information will not prohibit or prevent us from developing or marketing any Service or Product.

For transmission carried over interexchange carriers' and local exchange carriers' facilities, Advantis is not responsible for transmission errors, or corruption or security of data.

We reassign to other customers data storage that you return to us. We do not erase data storage and, in some cases the next customer accessing a disk may be able to read residual data. We are not responsible for your failure to erase sensitive data from disk space returned to us.

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Supplement for Custom Solution                                            [Logo]
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Both of us agree that under these terms we provide to you a Service consisting of a logical partition processor environment dedicated to your use.

1.0    Term

       This Supplement starts on the date the last party agrees to the Supplement (the "Start Date") and ends on the seventh anniversary of the Start Date subject to Section 11.0, Termination Charge. We jointly schedule the availability date of the logical partition processor environment.

2.0    Description

       We provide to you a logical partition processor environment as an IBM Service called a Custom Solution. This Custom Solution consists of the logical partition processor equipment, logical partition processor connectivity, logical partition processor programs, logical partition processor system programmer support, and logical partition processor operational support specified below.

       The processing capacity and storage associated with the logical partition processor is based on our interpretation of your indicated requirements. WE MAKE NO WARRANTY AS TO THE SUITABILITY OF THE LOGICAL PARTITION PROCESSOR ENVIRONMENT TO THOSE REQUIREMENTS. You agree to determine if this Custom Solution meets your needs. We will not predict the performance which can be expected with the logical partition processor environment.

--------------------------------------------------------------------------------
Each of us agrees that the complete agreement between us about this transaction consists of 1) this Transaction Document and its Attachments and 2) the Advantis Customer Agreement, as assigned to IBM (or any equivalent agreement signed by both of us). In the event there is a conflict among the various documents, the terms of this Supplement prevail over those of the Advantis Customer Agreement.


Agreed to:                                Agreed to:
MoneyGram Payment Systems, Inc.           International Business Machines
                                          Corporation


By /s/ Alan H. Friedman                   By /s/ [ILLEGIBLE]
   --------------------------------          --------------------------------
         Authorized Signature                      Authorized Signature

Name (type or print) Alan H. Friedman     Name (type or print)

Date:                                     Date:

Enterprise number:                        IBM Customer Agreement number:
Enterprise Address:                       Custom Solution number
  7401 West Mansfield Avenue
  Lakewood, CO 80235

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After signing, please return a copy of this Agreement to the following address:
                            IBM Corporation
                            3405 W. Dr. M. L. King Jr. Blvd.
                            Tampa, FL 33607
                            Attention: Order Support Services
--------------------------------------------------------------------------------

       If we determine that the logical partition processor. an environmental facility such as telephone, chilled water, and air conditioning, or the IBM site has become unusable, we will make reasonable efforts to restore service as soon as practical. Such efforts may include replacement, sharing of resource, and/or an alternate IBM site. Your logical partition processor has an uninterrupted power source including batteries and diesel generator. However, the environmental facilities other than power, any direct connections, and the IBM site do not have backup.

3.0    Logical Partition Processor Equipment

       We provide you access to the following logical partition processor equipment on the date we make this Custom Solution available to you.

       Processor Complex

       34% of the processing capacity of an IBM(1) 9672 Model R24 processor which is equivalent to approximately 30 million instructions per second ("MIPS")
       128 MB Central Storage
       128 MB Expanded Storage
       4 Parallel Channels
       8 ESCON Channels

       Direct Access Storage

       1 IBM 9393 RAMAC Virtual Storage Model 002 (290 gigabytes ("GB"))

       Magnetic Tape

       1 IBM 3490 Model A20 Magnetic Tape Controller
       3 IBM 3490 Model B40 Magnetic Tape Units

       Communications

       2 IBM 3745 Model 170 Communications Controllers
       5 Black Box Model SR025 A-B switches
       3 Black Box Model SR751 A-B switches
       2 Token Ring LANs
       3 UDS Model 801 AC automatic calling unit
       1 UDS 208 dial modems
       2 AT&T 3810 dial modems
       1 IBM 8229 Token Ring Bridge

       Note: Two A-B switches and one automatic calling unit are spares.

       We provide you not less than the equivalent of 34% of an IBM 9672 Model R24 processor in one logical partition on a shared logical processor using PRISM. At our sole discretion you may temporarily have access to more processing capacity than approximately 30 MIPS. You should not take any actions which would make you dependent on such additional capacity. You may request additional processing capacity as specified in section 9.0, item 2.

       We make a system printer available to the logical partition processor for our use in system problem resolution exclusively.

       "Uncap" or "Uncapping" shall mean the removal of the method of limiting or controlling the logicial partition processor resource within an IBM General Processor group. Upon your written request, we will "Uncap" your logical partition processor once each calendar year for a period not

----------
(1)   IBM is a registered trademark of international Business Machines
      Corporation.

      2. order, install, maintain and pay for any equipment not specified above, including but not limited to the terminals at your locations that you will use to access the logical partition processor and communications controllers at your locations that will connect your terminals to the logical partition processor.

4.0   Logical Partition Processor Connectivity

      Attachment 3 contains a schematic of the connectivity components which each of us provides. The communications equipment we provide to you is specified in section 3.0 above.

      THE BLACK BOX A-B SWITCHES, AT&T MODEMS, UDS MODEM, AND UDS AUTOMATIC CALLING UNIT SPECIFIED IN SECTION 3.0 ARE PROVIDED "AS IS" AND THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WE WILL WORK WITH OUR VENDORS TO RESOLVE ANY EQUIPMENT PROBLEMS INCLUDING SWAPPING OUT EQUIPMENT IF NECESSARY, HOWEVER WE HAVE NO RESPONSIBILITY TO MAKE ANY THIRD PARTY EQUIPMENT OPERATE ACCORDING TO THE THIRD PARTY EQUIPMENT MANUFACTURER'S SPECIFICATIONS.

      Where we receive equipment warranties from an equipment manufacturer, and where we are able to do so, we will pass through those equipment warranties which we receive from the equipment manufacturer to you.

      As part of the logical partition processor environment we will:

      1. provide to you (a) two MDNS frame relay-based connections between our logical partition processor site and the IBM MDNS backbone network, (b) one MDNS frame relay-based connection between the IBM MDNS backbone network and your Saddlebrook, NJ location, and (c) and two MDNS frame relay-based connections between the IBM MDNS backbone network and your Lakewood, CO location. The terms under which we provide these MDNS connections to you are specified in the Network Services Exhibit.

The five MDNS connections are specified in the following table.

===============================================================================================
   From      To location  Physical line   Protocols       Features provided           Use
 location                 speed (Kbps)    Supported
 --------    -----------  -------------   ---------       -----------------           ---
-----------------------------------------------------------------------------------------------
Saddlebrook  MDNS              128       IP, IPX        Large router, 100 Mbps Fast
             Backbone                                   Ethernet, ISDN backup
-----------------------------------------------------------------------------------------------
Lakewood     MDNS              384       SNA, IP, IPX,  Large router with HSRP
             Backbone                    X.25
-----------------------------------------------------------------------------------------------
Lakewood     MDNS              384       SNA, IP, IPX,  Large router with HSRP       Backup
             Backbone                    X.25                                        connection
-----------------------------------------------------------------------------------------------
Irving       MDNS              384       SNA, IP, X.25  Large router with HSRP
             Backbone
-----------------------------------------------------------------------------------------------
Irving       MDNS              384       SNA, IP, X.25  Large router with HSRP       Backup
             Backbone                                                                connection
===============================================================================================

The PVCs we provide are specified in the following table.

===========================================================================================
                             BI-directional
From location   To location    CIR (Kbps)                 Type                     Use
-------------   -----------  --------------               ----                     ---
                               CIR (Kbps)
-------------------------------------------------------------------------------------------
Irving          Lakewood          384        Virtual private network access
-------------------------------------------------------------------------------------------
Irving          Lakewood          384        Virtual private network access      Backup PVC
-------------------------------------------------------------------------------------------
Irving          IBM SNA           56         Existing SNA connections
                Backbone
-------------------------------------------------------------------------------------------
Irving          IBM SNA           56         Existing SNA connections            Backup PVC
                Backbone
-------------------------------------------------------------------------------------------
Irving          Lakewood          8          Virtual private network access
-------------------------------------------------------------------------------------------
Irving          Lakewood          8          Virtual private network access      X.25 CTI
                                             Virtual private network access
-------------------------------------------------------------------------------------------
Lakewood        Saddlebrook       128        Virtual private network access      Backup PVC
===========================================================================================

2. attach each of two of the Token Ring LANs we provide to an IBM 3745 which we provide. We will interconnect these two LANS with a bridge;

3. attach each of the routers/FRADS which terminate the two MDNS frame relay-based connections to one Token Ring LAN we provide;

4. configure each router/FRAD which terminates an MDNS frame-relay based connection in Irving such that incoming X.25 traffic is sent to the IBM 3745 via a cable we provide and incoming SNA and IP traffic is sent via the Token Ring LANs to the logical partition processor;

5. order, install at our logical partition processor site, maintain and pay for four dial connections and their associated dial modems (note that one dial line is a spare). We will attach each of three dial modems we provide to both the IBM 3745s we provide via A-B switches and cables we provide;

6. attach each of two leased line CSUs/DSUs you provide to both the IBM 3745s we provide via A-B switches and cables we provide;

7. attach the router which terminates the Banamex line and which you provide to the Token Ring we provide via a cable we provide;

8. provide the definitions to make the logical partition processor a Network Services (NS) attached host; and

9. provide communication lines including modems which attach the two IBM 3745s we provide and other IBM sites to the IBM network. These communication lines will be used only by IBM to provide system program and operational support from IBM sites remote from the logical partition processor site and are not available for your use.

      Your Responsibilities

      You agree to:

1. provide, pay for, and maintain (a) your Fast Ethernet LAN at your Saddlebrook, NJ location and all your equipment attached to that LAN; (b) your Token Ring LANs at your Lakewood, CO location and all your equipment attached to that LAN; and (c) your X.25 equipment at your Lakewood, CO location;

2. attach your Fast Ethernet LAN at your Saddlebrook, NJ location to the MDNS frame relay-based router/FRAD we provide using cable you provide;

3. attach (a) your Token Ring LANs at your Lakewood, CO location to the MDNS frame relay-based routers/FRADS we provide using cables you provide and
      (b) attach your X.25 equipment at your Lakewood, CO location to the MDNS frame relay-based router/FRAD we provide using an A-B switch and cables you provide;

4. order, install at our logical partition processor site, maintain, and pay for a communication line to Banamex and its associated router; and

5. order, install at our logical partition processor site, maintain, and pay for two leased lines (one each to FirstData Corporation ("FDT") and General Electric Information Systems ("GEIS")) and two associated CSUs/DSUs.

      Equipment You Provide on Our Logical Partition Processor Site

      You or your agents will provide and install the following equipment at our logical partition processor site:

1.    one router which terminates the Banamex communication line; and

2.    two CSUs/DSUs which terminate the two leased lines you provide.

      The equipment specified above and any other equipment you install at our logical partition processor site are and will remain your or your lessor's asset and will not become a fixture or realty. No right, title, or interest in or to such equipment (or licensed internal code associated with such equipment or any related planning information) shall pass to us.

      You will:

      1. install the equipment you provide at our site during our normal business hours;

      2.    maintain the equipment; and

      3. be responsible for all return, removal, and shipping charges for this equipment.

      We agree to:

      1. provide and pay for the physical space and electrical power for the equipment at our logical partition processor site;

      2. be responsible for the loss of or damage to the equipment caused by our or our employees' or our agents' intentional acts or negligence;

      3. provide you or your designee with all assistance reasonably necessary to permit you access to our site to perform inspection, installation, preparation for return, or maintenance as appropriate;

      4. provide, at no cost to you, the same level of security which we provide our own equipment;

      5. return to you, or permit you or your designee to remove at your discretion, the equipment, any licensed internal code associated with the equipment, and physical planning documentation at the expiration or termination of this Supplement;

      6. not alter the equipment in any manner, not move it to other locations, and not transfer it to anyone else without your prior written consent;

      7.    keep such equipment free from all liens, charges or encumbrances;
            and

      8.    not remove any labels or marking which you affix to the equipment.

      Connectivity Operational Support

      We will:

      1. 24 hours per day, seven days per week, monitor the three dial connections. If the receiving location has not responded to a dial out call, we will contact the receiving location, attempt to rectify the problem, and reinitiate the dial out call. For all other problems we will inform you of the problem so you can resolve it;

      2. for all other communication lines you provide, if we receive problem reports, we will do problem determination and resolve any problems with the equipment we provide. If the problem is in the communication line or equipment you provide, we will inform you of the problem so you can resolve it; and

      3. activate the A-B switches we provide pursuant to the operations procedures we write with your input.

5.0   Logical Partition Processor Programs

      We will amend this Supplement to specify any changes to the programs specified in subsections 5.1 through 5.3.

      You agree that it is your responsibility (1) at your expense to make your application programs capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries and (2) if vendors do not provide versions of their programs which purport to be capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, to arrange with the vendors of the programs specified in subsections 5.1 through 5.3 to provide versions of their programs which are capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries.

      5.1 IBM Programs

      We will order, license, install on the logical partition processor, pay for, and maintain the generally available IBM system and/or application-enabling programs ("IBM Programs") specified below in this subsection 5.1. You may access and use these programs

      You may request us in writing to install on the logical partition processor (1) any IBM Program not specified below or (2) a new version of an IBM Program specified below which has an increased charge. We will inform you of the charge for the additional IBM Program or the new version. The charge will be equal to the processor group 40 Distributed Systems License Option ("DSLO") price for the IBM Program plus any third party royalty. We will order, license, and install at a mutually agreed time the IBM Program you request on the logical partition processor when we receive your written request to do so.

      Upon your written request, we will remove from the logical partition processor any IBM Program specified below if you are the only user of that IBM Program on the logical partition processor. If we remove the IBM Program, we will credit your invoice the DSLO monthly charge for the IBM Program.

      Based on your reported problems and with your concurrence and at a mutually agreed time, we will install program update tapes, program modifications, and no charge program enhancements to the IBM Programs specified below.

      You agree that if an IBM Program is no longer supported by IBM, IBM will be unable to maintain that IBM Program. Upon our mutual agreement IBM will remove any unsupported IBM Program from the logical partition processor.

      Upon your written request, we will install on the logical partition processor any generally available Year 2000 Ready version of an IBM Program we provide. If such version has a charge associated with it, you agree to pay that charge.

      IBM will not maintain any IBM Program not specified below or in an amendment to this Supplement.

      You agree to pay us any additional license fees (for example, increased DSLO license charges) that we incur as a result of your requests to increase the size of the logical partition processor.

      Except as expressly set forth in this Supplement, you obtain no right, title, or interest in or to the IBM Programs we provide to you under this Supplement. You may not download or otherwise copy, reverse assemble, reverse compile, or otherwise translate any of such IBM Programs, except that you may copy such IBM Programs for archival and back-up purposes.

      The charge for the IBM Programs specified in the following table is included in your monthly charge specified in section 9.0 below and consists of the sum of one-third of the IBM processor group 40 DSLO prices for the IBM Programs (called "IBM Program Charges"). This sum equals $38,000.00.

====================================================================
    Program Name     Program Number  Version  Release  Modification
--------------------------------------------------------------------
Operating System
--------------------------------------------------------------------
MVS/ESA                 5655-068        5        1           0
--------------------------------------------------------------------
MVS/JES2                5695-047        4        3           0
--------------------------------------------------------------------
System Management
--------------------------------------------------------------------
DFSMS (DSS, DFP, RMM)   5695-DF1        1        3           0
--------------------------------------------------------------------
RMF                     5655-084        5        1           0
====================================================================

====================================================================
Network Control
--------------------------------------------------------------------
ACF/NCP (two copies)     5684-063       7        5          0
--------------------------------------------------------------------
ACF/VTAM ESA             5695-117       4        4          0
--------------------------------------------------------------------
ACF/SSP                  5655-041       4        5          0
--------------------------------------------------------------------
NetView                  5655-007       3        1          0
--------------------------------------------------------------------
TSCF                     5688-139       1        2          0
--------------------------------------------------------------------
System View AOC          5685-151       1        2          0
--------------------------------------------------------------------
TCP/IP                   5655-HAL       3        1          0
--------------------------------------------------------------------
NPSI (two copies)        5688-035       3        1          0
--------------------------------------------------------------------
EP/3725                  5735-XXB       0        0          0
--------------------------------------------------------------------
Interactive /Query
--------------------------------------------------------------------
ISPF                     5655-042       4        1          0
--------------------------------------------------------------------
SDSF                     5665-488       1        8          0
--------------------------------------------------------------------
TSO/E                    5685-025       2        5          0
--------------------------------------------------------------------
Data Base/Communications
--------------------------------------------------------------------
CICS/ESA                 5655-018       4        1          0
--------------------------------------------------------------------
DB2                      5695-D82       2        4          0
--------------------------------------------------------------------
IMS                      5695-176       5        1          0
--------------------------------------------------------------------
Compilers, etc.
--------------------------------------------------------------------
VS COBOL II              5668-958       2        2          0
--------------------------------------------------------------------
Compiler/Library COBOL   5688-197       2        2          0
--------------------------------------------------------------------
High Level Assembler H   5696-234       1        1          0
--------------------------------------------------------------------
Miscellaneous
--------------------------------------------------------------------
EREP                     5658-260       3        5          0
--------------------------------------------------------------------
SMP/E                    5668-949       1        8          0
--------------------------------------------------------------------
QMF/MVS                  5706-254       3        1          0
--------------------------------------------------------------------
Information/Management   5695-077       0        0          0
--------------------------------------------------------------------
3270 File Transfer       5665-311       0        0          0
--------------------------------------------------------------------
BookManager/Read         5695-046       0        0          0
--------------------------------------------------------------------
PSF                      5695-040       3        0          0
--------------------------------------------------------------------
Ditto                    5655-103       0        0          0
====================================================================

      Your Responsibilities

      You agree to provide your own copies of IBM Program documentation.

      5.2 Non-IBM Programs You License

      You will order, license, and pay for and maintain the non-IBM programs specified below in this subsection 5.2. You will send or have sent to us the program load tapes for these programs and we will load them on the logical partition processor on your behalf. Based on your reported problems and on a mutually agreeable schedule, we will also install any program update tapes, program modifications and enhancements, and new versions of these programs that you send or have sent to us.

      Upon your written request we will install on the logical partition processor any generally available version of a non-IBM program you license which purports to be capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, which you send or have sent to us.

      You agree to pay any license fees resulting from your requests to increase the size of the logical partition processor.

========================================================================
        Vendor               Program   Version  Release  Modification
        ------               -------   -------  -------  ------------
------------------------------------------------------------------------
First Data Corporation   InfoMax
========================================================================

      Your Responsibilities

      For any non-IBM program you license and provide to us to install on the logical partition processor, you agree to:

      1.    provide your own copies of documentation;

      2. obtain the necessary permission from your licensors for IBM to be your agent for reporting program problems;

      3. execute any contracts, provide any documents, and pay any fees (for example, access/use fees or transfer fees) required by your licensor in order for us to install or execute the licensor's program or program updates on the logical partition processor;

      4. warrant that we will not be violating the rights of any third party by our installation on your behalf on the logical partition processor of any non-IBM programs you license and that your use of such programs will not involve a breach of any confidentiality or contractual relationship; and

      5. provide thirty (30) days prior written notice to us of any request to remove InfoMax from the logical parition processor.

      In addition, prior to our installation on your behalf of any Computer Associates International, Inc. ("CA") programs you license, you will provide us with a copy of the CA program license and written notice identifying the CA software and proposed installation date.

      5.3 Non-IBM Programs We License

      We will order, license, install on the logical partition processor, and maintain the non-IBM programs specified below in this subsection 5.3. The charges for these non-IBM programs we license are included in your monthly charge specified in section 9.0. You may access and use these programs as described in Attachment 4.

      You may request us in writing to install on the logical partition processor (a) a new version of a non-IBM program specified below which may have an increased charge or (b) a new non-IBM program. We will inform you of the charge for the new version, if applicable, or the new program and you agree to pay such charge. If it is available and if we are allowed to do so by the vendor, we will order, license, and install the new version or new program you request on the logical partition processor when we receive your written request to do so.

      Based on your reported problems and with your concurrence and at a mutually agreed time, we will install program update tapes, program modifications, and program enhancements to the non-IBM programs specified below which have been provided to us by the vendor.

      Upon your written request we will remove from the logical partition processor any non-IBM program specified below. In such case we will reduce your monthly charge accordingly.

      Upon your written request and if it is available and we are allowed to do so by the vendor, we will install on the logical partition processor any generally available version of a non-IBM program we license which purports to be capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries. If such version has a charge associated with it, you agree to pay that charge.

      You agree to pay us any additional license fees that we incur as a result of your requests to increase the size of the logical partition processor.

=============================================================================================
Vendor                            Program                  Version  Release    Modification
------                            -------                  -------  -------    ------------
---------------------------------------------------------------------------------------------
Computer Associates               CA-1
---------------------------------------------------------------------------------------------
Computer Associates               CA-7                        2        3             1
---------------------------------------------------------------------------------------------
Computer Associates               Easytrieve Plus             6        1             0
---------------------------------------------------------------------------------------------
Computer Associates               Endevor / MVS               3        3             7
---------------------------------------------------------------------------------------------
Computer Associates               Optimizer                   6        0             0
---------------------------------------------------------------------------------------------
Computer Associates               Optimizer II                1        3             1
---------------------------------------------------------------------------------------------
Computer Associates               Deliver                     1        6             1
---------------------------------------------------------------------------------------------
Computer Associates               View                        i        6             8
---------------------------------------------------------------------------------------------
Computer Associates               Top-Secret                  4        4             0
---------------------------------------------------------------------------------------------
Computer Associates               Automate Open Interface     4        0             0
---------------------------------------------------------------------------------------------
Computer Associates               Automate - Lcomm            4        0             0
---------------------------------------------------------------------------------------------
Computer Associates               Apcdoc                      1        1             1
---------------------------------------------------------------------------------------------
Computer Associates               JCL Check                   2        1             6
---------------------------------------------------------------------------------------------
Computer Associates               VMAN                        3        1             0
---------------------------------------------------------------------------------------------
Computer Associates               Intertest w/XA - ESA        4        1             0
---------------------------------------------------------------------------------------------
Computer Associates               Netspy / MVS                4        5             0
---------------------------------------------------------------------------------------------
Computer Associates               Easyproc LIB                2        2             0
---------------------------------------------------------------------------------------------
Computer Associates               Delliver CICS Option        0        0             0
---------------------------------------------------------------------------------------------
                                  Deliver TSO/SPF/ISPF
Computer Associates               Interface                   0        0             0
---------------------------------------------------------------------------------------------
Computer Associates               Deliver VTAM Interface      0        0             0
---------------------------------------------------------------------------------------------
Computer Associates               View CICS Interface         0        0             0
---------------------------------------------------------------------------------------------
Computer Associates               View ERO Option             0        0             0
---------------------------------------------------------------------------------------------
Computer Associates               View TSO / ISF Interface    0        0             0
---------------------------------------------------------------------------------------------
                                  View Native TSO
Computer Associates               Interface                   0        0             0
---------------------------------------------------------------------------------------------
Candle Corporation                Omegamon/Epilog             3        0             0
---------------------------------------------------------------------------------------------
Candle Corporation                Omegamon/CICS               3        0             0
---------------------------------------------------------------------------------------------
Candle Corporation                Omegamon/DB2                3        0             0
---------------------------------------------------------------------------------------------
Candle Corporation                Omegamon/MVS                3        0             0
---------------------------------------------------------------------------------------------
Compuware                         Fileaid/MVS                 8        0             0
---------------------------------------------------------------------------------------------
Compuware                         CICS-ABENDAID/FX w DB2      4        0             0
---------------------------------------------------------------------------------------------
Compuware                         ABENDAID-XLS w D82          4        0             0
---------------------------------------------------------------------------------------------
Compuware                         Fileaid/DB2                 4        0             0
---------------------------------------------------------------------------------------------
Compuware                         Xpediter/TSO                4        0             0
---------------------------------------------------------------------------------------------
Innovation Data                   FDR                         5        2             32
---------------------------------------------------------------------------------------------
Innovation Data                   FDR Compactor               5        2             0
---------------------------------------------------------------------------------------------
Levi, Ray, & Shoup                VPS                         6        2             2
---------------------------------------------------------------------------------------------
Levi, Ray, & Shoup                VMCF / CICS                 6        0             0
---------------------------------------------------------------------------------------------
BMC                               3270 Super Optimizor
                                  for CICS                    2        0             0
=============================================================================================

=============================================================================================
Technologic                       PIE/Multi CICS              3        1             0
---------------------------------------------------------------------------------------------
Software Diversified Services     IPCP Plus                   4        1             0
---------------------------------------------------------------------------------------------
                                  Connect: Direct for MVS
Sterling Commerce                 ARS Option                  1        7             2
---------------------------------------------------------------------------------------------
Sterling Commerce                 Connect Direct for MVS      1        7             2
---------------------------------------------------------------------------------------------
                                  Connect - Mailbox for
Sterling Commerce                 MVS Combo                   4        3             2
---------------------------------------------------------------------------------------------
Sterling Software                 DMS/OS (SAMS Disk)          8        1             7
---------------------------------------------------------------------------------------------
Sterling Software                 VAM (SAMS Allocate)         5        0             4
---------------------------------------------------------------------------------------------
                                  SHRINK (SAMS Compress)
Sterling Software                 MVS                         5        1             0
---------------------------------------------------------------------------------------------
Serena International              COMPAREX/MVS                7        2             0
---------------------------------------------------------------------------------------------
Syncsort                          SYNCSORT / MVS              3        6             0
---------------------------------------------------------------------------------------------
Unitech Systems                   ACR/Summary                 1        0             0
---------------------------------------------------------------------------------------------
Allen Systems                     ODE                         3        0             0
=============================================================================================

      Except as expressly set forth in this Supplement, you obtain no right, title, or interest in or to the non-IBM programs specified immediately above that we provide to you under this Supplement. You may not download or make whole or partial copies of these programs. You may not reverse assemble, reverse compile, or otherwise translate any of these programs from object code to source code. You may not sublicense or assign any rights to use the non-IBM programs we license and which are specified above including assignment by operation of law.

      You agree to abide by the license terms specified in Attachment 4 for the above non-IBM programs we license.

      5.4 Your Application Programs

      You agree to develop, test, customize, and maintain your application programs on the logical partition processor. If you send load tapes to us and so request, we will load your application programs and modifications to your application programs onto the logical partition processor.

6.0   Logical Partition Processor System Program Support

      Twenty-four hours per day, seven days per week you may, via the NOTIFY facility of the IBM network, report problems with the IBM Programs and non-IBM programs we license and the non-IBM programs you license, with the exception of the InfoMax program, (called "Supported Programs"). We will respond based on the severity you assign to the problem. You may use the NOTIFY facility to communicate other system programming service requests to us or you may contact our system programming personnel between 8 AM. to 6 P.M. CT on normal IBM work days using a telephone number we will provide you for that purpose.

      We will:

      1. based on problems you report to us or problems we detect while performing our system program and operational support, identify the program(s) with the problem. If the problem is in a Supported Program, we will contact the vendor, obtain a fix from the vendor, install and test the fix, and inform you when the problem is resolved. If a Supported Program is no longer supported by the vendor, we will be unable to resolve the problem. If we determine that a reported problem is the result of your modification of a Supported Program or is in your application program(s), we will return that problem to you for resolution;

      2.    based on your direction, set system parameters;

      3. based on problems you report and your direction, manage DASD including full volume restores, initializations, installs, analyzes, inspects and/or file movement from one volume to another; and

      4. provide the system generation and loading of a Network Control Program ("NCP") for the IBM 3745 attached to the logical partition processor. At your request, but not more than twice a month, we regenerate and reload the NCP based on specifications you provide us.

      In addition we will perform the following data base administrator activities for DB2 and DL1:

            a. allocating and creating your DB2 and DL1 tables based on your application programmers' input;

            b. utilize your archival and recovery job control language from your DB2 and DL1 load tapes which you provide to us during implementation;

            c. planning and setting up reorganization jobs for your DB2 and DL1; and

            d. internal DB2 and DL1 security administration for not more than 10 occurrences per month. Occurrences include adding DB2 and DL1 userids and DB2 and DL1 access modifications.

      Upon your one month's prior written notice we will discontinue providing this DB2 and DL1 support at the end of any month. Upon discontinuance of this support we will reduce your monthly charge as specified in section 9.0.

      At your request we will install only one version or release of a Supported Program at a mutually agreed time within any 24 consecutive month period. If you request us to install versions or releases in excess of this limit, we will inform you of the charge to due so and obtain your approval before we perform the installation.

      Your Responsibilities

      You agree to:

      1. provide input to us so we can perform subsystem definition tasks and set subsystem parameters;

      2. perform initial and ongoing application program development tasks, such as compilations and assemblies and testing activities;

      3. customize any programs and screens, such as TSO ISPF screens, to meet your application requirements;

      4. resolve any problems you report to us which are the result of your modification of a Supported Program or which are in your application program(s); and

      5. perform all system and software administrative activities including, but not limited to:

            a.    performing system administrator definition functions;

            b.    providing the security administrative function;

            c. registering all authorized users for access to the logical partition on the IBM Service Manager by using our ordering procedures: and

            d.    providing access security for the logical partition.

      6. provide or have provided on your behalf system programming support for InfoMax.

7.0   Logical Partition Processor Operational Support

      Our operational support is generally available 24 hours per day, seven days per week. You should communicate operational service requests to us via the NOTIFY facility of the IBM network. We will:

      1. write the IBM operations procedures based on your input and guidance. At your request we will provide you one hard copy of these operations procedures. These operations procedures are Materials;

      2. initiate and operate your daily production schedule using CA-7 and the CA-7 job control language you provide us and implement changes to your production schedule at your request up to 10,000 jobs through February 28, 1999;

      3. monitor the system console and pursuant to your requests, execute console commands that can be performed at the logical partition processor only, such as power on/off and system restart;

      4. monitor CA-7 messages as daily production is executed and inform you of all exceptions to production schedules;

      5.    notify you of job failures and production scheduling problems and
            (1) refer job failures to either your or our appropriate support personnel for resolution and (2) based on your input and the IBM operations procedures, resolve production scheduling problems and restart and/or recover jobs;

      6. initiate weekly backup dumps to tape of system DASD packs (IPL pack and alternate system resident pack) and maintain the tapes on-site for one week and then send the tapes to an off-site storage facility;

      7. maintain a library of your tapes in a tape rack with 8,300 slots through February 28, 1999;

      8. upon your request, mount tape cartridges and reels and correct tape malfunctions;

      9.    provide change management for Supported Programs; and

      10.   report application problems to your personnel per your procedures.

      In addition, for the period between December 1, 1997 and December 1, 1998, we will initiate archiving and journaling activities and initiate recovery and restoration procedures for DB2 and DL1 files. In the event you continue to require these archiving, journaling, recovery and restoration procedures for DB2 and DL1 files after December 1, 1998, we will provide the corresponding charges as described in Section 9.0, Charges, for such service.

      We are not responsible for the results you obtain from our running your application programs on your behalf.

      Your Responsibilities

      You agree to:

      1. provide to us input so we may prepare the IBM operations procedures including, but not limited to, your production processing schedules, your restart and recovery instructions, and your current First Data Corporation operating procedures;

      2. determine that there is sufficient time to complete all production activities, including backup, in the time available for such activities;

      3.    resolve any application program usage questions or problems;

      4. provide all operation, monitoring, and support of your devices directly or remotely attached to your location;

      5. initiate archiving and journaling activities and initiate recovery and restoration procedures for any non-DB2 data files not stored on system DASD packs (for example, user data files); and

      6.    provide change management for your application program(s).

8.0   Monthly Reports

      You may request us to report to you capacity and performance parameters collected by systems monitor facility ("SMF") and/or remote monitor facility ("RMF"). In such case you must specify to us the SMF and/or RMF parameters you want us to collect and the frequency with which you want us to collect them before we make the logical partition processor available to you. At some later date if you want us to report to you additional parameters each month, specify the additional parameters to us and we will inform you of the charge, if any, for us to report them to you.

      Within the first ten workdays of each month except the first, we will mail to you one hard copy report or send you on-line the report containing the parameters you requested us to collect. This report is a Material. If you identify trends which indicate that you might require additional or reduced logical partition processor resources, at your request we will review your conclusions. However, you will make the final decision regarding your need for additional or reduced resources.

9.0   Charges

      The charges for this Custom Solution, which are fixed for the term of this Supplement notwithstanding anything to the contrary in Part 1, section 1.4 of the Advantis Customer Agreement and which start on December 1, 1997, are:

      1. a one time charge of [*] to be paid upon MoneyGram's execution of this Supplement;

      2. the following recurring monthly charges which are proratable, but not eligible for allowances and discounts. We invoice you these charges in the month after we start providing you the Service:

            a. [*] for each of the first 12 months beginning December 1, 1997;

            b.    [*] for each of the next 51 months beginning December 1, 1998;
            and
            c.    [*] for each of the remaining months of the Supplement term.

      3. the following recurring monthly charges, which are proratable but not eligible for discounts or allowances, for additional resources you request:

            a. [*] for each additional 1.1% of the processing capacity of an IBM 9672 Model R24 processor (approximately equivalent to 1
                  MIP) up to a maximum of 60 MIPS. If you exceed 60 MIPS, the charge is [*] plus [*] for each MIP;

            b. [*] for each additional 80 GB increment of IBM 9393 Model 002 RAMAC DASD up to a maximum of 450 GB; and

            c. [*] for each additional gigabyte of IBM 3390 Model 003 DASD in full device increments.

            You may request the additional resource specified above with 30 days prior written notice to us. If additional resource is available, such requests will be fulfilled as soon as practical. These charges will be effective on the date we make the additional resource available to you. We have no obligation to fulfill such requests if you have submitted notice of termination to us or if less than four months remain in the Supplement term. Additional resources will be removed on a last in, first out basis.

            You may decrease the logical partition processor resources below the levels specified in section 3.0 with thirty (30) days prior written notice. However, if, after we have installed additional resource on the logical partition processor at your request, you request us to remove some or all of such additional resource, we will do so upon 30 days written notice. Additional resources will be removed on a last in, first out basis.

      4.    a. [*] for each MIP reduced below the specified level in Section
            3.0;


* Information omitted but included separately with an application for confidential treatment filed with the Securities and Exchange Commission.

            b. [*] for each 3490 Model 840 Magnetic Tape Unit removed as specified in Section 3.0; and

            c. direct access storage or 9393 RAMAC DASD may not be reduced below the specified levels in Section 3.0.

      4. the following recurring charges, which are neither proratable nor eligible for allowances or discounts, for additional resource you use:

            a. if the number of tape slots we provide on-site in one month exceeds 8300 at any time through February 28, 1999, we will charge you [*] per additional tape per month for each tape slot in excess of 8300;

            b. beginning on March 1, 1999, we will charge you [*] per month per additional tape slot in excess of 5500; and

            c. if the number of tape reels or cartridges we mount in one month exceeds 7215, we will charge you [*] per additional tape reel and cartridge mounted;

      5. [*] for each DB2 security administrative occurrence in excess of ten per month; and

      6. usage charges for the dial connections we provide to you;

      7. any offsite tape storage charges in excess of [*] monthly; and

      8. beginning March 1, 1999 should your monthly jobs that we run, exceed 7500, we will charge you [*] per job per month in excess of 7500.

      We will reduce your monthly charge by [*] starting in the month after we discontinue providing you data base administrator activities (including but not limited to DB2 and DL1 archiving, journaling, recovery and restoration procedures) or reserve the right to increase your monthly charge after 12 months if the workload so warrants.

      Magnetic tape cartridges are not included. If you do not furnish IBM compatible tape cartridges, we can provide IBM tape cartridges at their generally available charge.

      You agree to pay telecommunications carrier dial backup connection usage and access charges, if any.

      All other charges are as we specify in the applicable Fee Schedule(s).

10.0  Termination

      Either of us may terminate this Supplement if the other does not comply with any of its terms, provided that the other party is given notice of its failure to comply and a reasonable time to comply. If you terminate this Supplement due to our breach, the termination charges specified in section 11.0 do not apply. If we terminate this Supplement due to your breach, the termination charges specified in section 11.0 do apply.

      You may terminate this Supplement for convenience upon 90 days' written notice to us. In such case the termination charges specified in section
      11.0 will apply.

      We may not terminate this Supplement for convenience.

11.0  Termination Charge

      If you terminate this Supplement for convenience or we terminate the Supplement due to your breach of its terms before the sixth anniversary of the Start Date, you agree to pay us a termination charge. The termination charge shall be:

      a. the difference between [*] and the charges you have incurred under this Supplement up to the termination date if the Supplement is terminated prior to the sixty-fourth month of the Start Date; or


* Information omitted but included separately with an application for confidential treatment filed with the Securities and Exchange Commission.

      b. [*] if the Supplement is terminated on or after the sixty-fourth month of the Start Date but before the sixth anniversary of the Start Date.

      c. There is no termination charge if this Supplement is terminated on or after the sixth anniversary of the Start Date.

      We invoice you this termination charge on the date the Supplement terminates.

12.0  Materials

      IBM or third parties have all right, title, and interest (including ownership of copyright) in the following Materials which we may provide you during this Supplement term:

      1. monthly capacity and performance reports;

      2. IBM operations procedures;

      3. monthly service level agreement reports; and

      4. the disaster recovery plan referenced in Attachment 2: Disaster
      Recovery.

      We grant you an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally only) copies of, and prepare derivative works based upon those Materials. You will reproduce and include the copyright notice and any other legend, following IBM's copyright instructions, on any copies of the Materials you make.

13.0  Invoicing

      You agree to pay our invoices within 30 days of your receipt of our invoice. You also agree to pay us a monthly fee equal to 1.5% of any amount we have invoiced you which you have not paid within 30 days of your receipt of our invoice.

14.   Amendment

      We agree to begin good faith negotiations with you to amend the charges in this Supplement after the forth full year of the Supplement term, such amendment not to take effect prior to the start of the sixty second month of the Supplement term.

15.0  Changes to the Supplement Terms

      Section 1.11 of the Advantis Customer Agreement shall be amended for this Supplement only, to include the following:

      Notwithstanding anything stated in Section 1.1, "Changes to the Agreement Terms" of the Agreement, the terms of this Supplement shall only be modified by written agreement signed by both parties.

16.0  Your Other Responsibilities

      Section 2.3, subsection 1, of the Advantis Customer Agreement shall be deleted in its entirety and replaced with the following:

      1. provided you retain all liability for the obligations under this Agreement and provide prior written notice, you may assign, or otherwise transfer, this Agreement or your rights under it to your wholly owned subsidiary. In addition, you agree not to resell any Service, without prior written consent. Any attempt to do so is void.


* Information omitted but included separately with an application for confidential treatment filed with the Securities and Exchange Commission.

                      Attachment 1: Service Level Agreement

1. Service Level Objectives

We have established the following service level objectives for the Service we provide you under this Supplement:

      1.    We will maintain Logical Partition Availability of 99.5%.

            "Logical Partition Availability" (which is expressed as a percent) shall mean, for the Logical Partition, the Monthly Scheduled Hours minus the Total Outage Hours plus the Excusable Outage Hours, the result being divided by the Monthly Scheduled Hours.

            "Logical Partition" shall mean the equipment which IBM provides and which is specified in section 3.0 with the exception of the IBM 3745 Communication Controller. Communication lines and communication equipment either you or we provide are not included in the Logical Partition.

            "Monthly Scheduled Hours" shall mean the Monthly Hours minus the Scheduled Maintenance Hours for the Logical Partition.

            "Monthly Hours" shall mean the product of 24 times the number of calendar days in the month, the result expressed as hours.

            "Scheduled Maintenance Hours" shall mean the total number of hours in the calendar month during which the Logical Partition was unavailable for your use due to maintenance activity which was (1) jointly agreed by us in advance and (2) announced to you in writing with at least 30 days prior notice. Scheduled Maintenance Hours do not include time in excess of the maintenance activity time we jointly agreed in advance.

            "Total Outage Hours" shall mean the total number of Monthly Scheduled Hours during which the Logical Partition was unavailable for your use. Unavailable time is calculated by summing the IBM problem records for the Logical Partition for the month. Both your personnel and IBM operational personnel initiate problem records.

            "Excusable Outage Hours" shall mean the number of Total Outage Hours which were due to causes outside of IBM's control including, but not limited to (1) force majeure events, (2) our inability to maintain a Logical Partition component due to your request to postpone previously scheduled maintenance, (3) individual DASD and tape unit malfunctions which do not render the units unusable, and (4) the portion of Total Outage Hours which fall outside the hours during which you have requested to use the logical partition processor. Problem logs from our problem management process will be used to determine if an outage should be included in Excusable Outage Hours.

            This objective is effective on the Start Date.

            Within ten working days of each month except the first we will send you a report specifying Logical Partition Availability for the prior month. This report is a Material.

      2. We will mount tapes at your request on average three minutes and at most 15 minutes from your request.

            Upon your request we will provide you a report each month containing our monthly tape mount statistics. These reports are Materials. This objective is effective on the Start Date.

      3. We will complete processing your critical batch applications by your critical output deadlines.

            During the first 90 days of full operation we will jointly identify and we will document in the IBM operations procedures (1) your critical batch applications, (2) each critical batch application's critical output deadline, and (3) the input from you necessary to run the critical batch application and the time when we will receive this critical input from you.

            This objective is effective 90 days after the date we are executing all your batch and on-line processing programs on the logical partition processor. The objective will be suspended when (1) any changes are made to length of time that it takes to process a batch application due to, for example, increased data volumes or program changes or (2) the number of batch jobs to be processed is changed. In such cases the objective will become effective on a mutually agreed to date after we have updated the IBM operations procedures with new critical output deadlines.

            We are not responsible for achieving this objective if such failure is due to causes outside our control including, but not limited to,
            (1) force majeure events, (2) our late receipt of your input necessary to run the critical batch application, (3) unsuccessful execution of your job stream used to run the critical batch application, (4) your requests to bring down prerequisite programs,
            (5) your requests to execute programs which can not be run simultaneously with the critical batch application, (6) unsuccessful processing of prerequisite jobs, and (7) your requests to deviate from the IBM operations procedures. In such cases, however, we will inform your designated contact of the cause, discuss alternate means to complete the critical batch application by its critical output deadline, and employ commercially reasonable efforts to meet the critical output deadline.

      4. We will make your critical on-line applications available for your use at their start times.

            During the first 90 days of full operation we will jointly identify and we will document in the IBM operations procedures (1) your critical on-line applications and (2) each critical on-line application's start time. A critical on-line application is available for your use if the application is executing on the host processor. The host processor does not include communication lines or communication equipment such as communications controllers attached to the host processor.

            This objective is effective 90 days after the date we are executing all your batch and on-line processing on the logical partition processor.

            We are not responsible for achieving this objective if such failure is due to causes outside our control including, but not limited to,
            (1) force majeure events, (2) late completion of your batch applications, (3) your requests to bring down prerequisite programs,
            (4) your requests to execute programs which can not be run simultaneously with the critical on-line application, and (5) your requests to deviate from the IBM operations procedures. In such cases, however, we will inform your designated contact of the cause, discuss alternate means to start the critical on-line application as soon as possible, and employ commercially reasonable efforts to start the critical on-line application as soon as possible.

2. Credits for Failure to Meet Service Level Objectives

If IBM does not meet the service level objectives specified above under the conditions specified below, in the month following the month for which credits were earned IBM will process credits to your invoice in the amounts specified below.

      1. If the Logical Partition Availability is less than the Logical Partition Availability objective in any given month, you will receive a credit of $1,000.00 plus an additional $2,000.00 for each 0.1% by which the Logical Partition Availability is less than our Logical Partition Availability objective.

      2. We provide no credits if we do not achieve our tape mount objectives.

      3. If we do not achieve our scheduled batch job objective on any day, you shall receive a credit of $100.00 for that day.

      4. If we do not achieve our on-line systems availability objective on any day, you shall receive a credit of $100.00 for that day.

You may receive a maximum monthly credit of $20,000.00. In addition, if any single event causes us to miss multiple objectives, we will provide you only the largest credit associated with the missed objectives, not the sum of the credits for each missed objective.

                        Attachment 2: Disaster Recovery

We are responsible for developing, writing, and updating a plan specifying the actions which will be taken and facilities which will be used in order for you to continue processing if the IBM logical partition processor site is unusable due to a disaster. This disaster recovery plan is a Material. We will provide you advice and counsel in developing your disaster recovery plan. You will review and approve the disaster recovery plan and you are responsible for insuring that this disaster recovery plan meets your needs. You are responsible for contracting for disaster recovery activities and facilities including, but not limited to, (1) a processor configuration from IBM Business Recovery Services ("BRS"), (2) connectivity between the disaster recovery processor and your location, and (3) connectivity between the disaster recovery processor and the IBM network for our use in providing you system program and operational support. You are also responsible for determining when the IBM site is not usable and declaring a disaster.

For the time period between your declaration of a disaster and your declaration that the disaster is over IBM will, as soon as commercially reasonable:

      1. retrieving your data and system tapes from our storage and installing your operating environment on the disaster recovery processor;

      2. perform the system program support activities specified in section 6.0, except that we will do one NCP generation to establish connectivity between disaster recovery site and your location in addition to the two per month we would do under normal circumstances; and

      3. perform the operational activities specified in section 7.0, except that we will use the number of tape slots and off-site tape storage facilities provided by your disaster recovery facility provider.

IBM will perform these services remotely from the BRS site if possible, but in order to meet its obligations under this SOW may have to send IBM personnel to the BRS site.

In addition we will participate with you in one disaster recovery test per calendar year, such test to have a duration no longer than 24 hours. During this test we will perform the activities we would perform during a declared disaster as specified immediately above.

We will pay on your behalf your IBM Business Recovery Services Total Monthly Charge up to a maximum of $5,000.00 per month. IBM will invoice you directly and you agree to pay (1) any IBM Business Recovery Services monthly charges in excess of $5,000.00 and (2) any IBM Business Recovery Services charges you incur during a declared disaster or disaster recovery test. In addition you agree to pay for connectivity between the disaster recovery processor and your location, and connectivity between the disaster recovery processor and the IBM network for our use in providing you system program and operational support during a disaster or disaster test.

Additional Charges

In addition to the charges specified in section 9.0, you agree to pay us actual and reasonable travel and living expenses incurred by IBM personnel during a disaster recovery test or a declared disaster.

Charge Reductions

During the period of a declared disaster IBM will apply to your invoice a credit of $52000.00 per month. This credit is proratable.

                      Attachment 3: Connectivity Schematic

                                [Graphic omitted]

               Attachment 4: Terms for Non-IBM Programs We License

The following terms apply to the non-IBM programs we license that are specified in section 5.3.

MoneyGram shall protect, indemnify, defend and hold harmless IBM and its directors, officers and employees from all claims arising from your use of any Non-IBM Programs We License pursuant to this Supplement.

MoneyGram may use the Non-IBM Programs We License pursuant to this Supplement, for the internal processing of MoneyGram Payment Systems, Inc.'s internal business data only.

The terms for the following programs are currently being negotiated and therefore the specific programs we provide are subject to change.

Notwithstanding anything contained in the IBM Customer Agreement, this Supplement, including but not limited to Section 5.3, Non-IBM Programs We License, or the attachments to the Supplement, the Parties acknowledge that as of November 3, 1997, IBM has not finalized the agreements to include the following software in this Supplement:

--------------------------------------------------------------------------------
       Vendor                Program         Version   Release  Modification
       ------                -------         -------   -------  ------------
--------------------------------------------------------------------------------
Sterling Commerce     Connect: Direct for       1         7           2
                      MVS ARS Option
--------------------------------------------------------------------------------
Sterling Commerce     Connect Direct for MVS    1         7           2
--------------------------------------------------------------------------------
Sterling Commerce     Connect - Mailbox for     4         3           2
                      MVS Combo
--------------------------------------------------------------------------------
Serena International  COMPAREX / MVS            7         2           0
--------------------------------------------------------------------------------
Allen Systems         ODE                       3         0           0
--------------------------------------------------------------------------------

IBM will execute and present to First Data Technologies, Inc. ("FDT") a letter agreement in a form substantially similar to Attachment 5, attached hereto, on or before December 1, 1997, or such later date as the parties may agree on. If IBM does not execute and present such letter agreement to FDT by such date, MoneyGram shall have the ability, within 10 days of such date, to terminate this Supplement without penalty.

IBM shall obtain the necessary rights for MoneyGram to access the above software by no later than November 15, 1997, or such later date as the parties may agree on. If such rights are not obtained by this date, MoneyGram shall have the right, within 10 days of such date, to terminate this Supplement without penalty.

[Logo of Advantis]

Agreement for Exchange of Confidential Information
================================================================================

Our mutual objective under this Agreement is to provide appropriate protection for Confidential Information ("Information") while maintaining our ability to conduct our respective business activities. Each of us agrees that the following terms apply when one of us ("Discloser") discloses Information to the other ("Recipient") under this Agreement.

1.    Associated Contract Documents

      Each time one of the parties wishes to disclose specific Information to the other, the Discloser will issue a Supplement to this Agreement ("Supplement") before disclosure.

      The Supplement will identify the Recipient's person designated to be its Point of Contact for the disclosure and will contain the Initial and Final Disclosure Dates. If either of these dates is omitted from the Supplement, such date will be deemed to be the actual date of disclosure. Information becomes subject to this Agreement on the Initial Disclosure Date. The Supplement will also contain a non-confidential description of the specific Information to be disclosed and any additional terms for that Information.

      The only time Recipient and Discloser are required to sign the Supplement is when it contains additional terms. When signatures are not required, the Recipient indicates acceptance of Information under the terms and conditions of this Agreement by participating in the disclosure, after receipt of the Supplement.

2.    Disclosure

      The Discloser and the Recipient's Point of Contact will coordinate and control the disclosure Information will be disclosed either:

      1.    in writing;

      2.    by delivery of items;

      3. by initiation of access to Information, such as may be contained in a data base; or

      4.    by oral and/or visual presentation.

      Information should be marked with a restrictive legend of the Discloser. If Information is not marked with such legend or is disclosed orally, 1) the Information will be identified as confidential at the time of disclosure and 2) the Discloser will promptly provide the Recipient with a written summary.

3.    Obligations

      The Recipient agrees to:

      1. use the same care and discretion to avoid disclosure, publication or dissemination of the Discloser's Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate; and

      2. use the Discloser's Information solely for the purpose for which it was disclosed or otherwise for the benefit of the Discloser.

      The Recipient may disclose Information to:

      1. its employees and employees of its parent and subsidiary companies who have a need to know; and

      2.    any other party with the Discloser's prior written consent.

      Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.

      The Recipient may disclose Information to the extent required by law. However, the Recipient will give the Discloser prompt notice to allow the Discloser a reasonable opportunity to obtain a protective order.

4.    Confidentiality Period

      Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement for two years following the Final Disclosure Date.

5.    Exceptions to Obligations

      The Recipient may disclose, publish. disseminate. and use Information that is:

      1.    already in its possession without obligation of confidentiality;

      2.    developed independently;

      3. obtained from a source other than the Discloser without obligation of confidentiality;

      4. publicly available when received, or thereafter becomes publicly available through no fault of the Recipient; or

      5. disclosed by the Discloser to another party without obligation of confidentiality.

6.    Residual Information

      The Recipient may disclose publish, disseminate. and use the ideas, concepts, know-how and techniques, related to Recipient's business activities, which are contained in the Discloser's Information and retained in the memories of Recipient's employees who have had access to the Information pursuant to this Agreement ("Residual Information")

      Nothing contained in this Section gives the Recipient the right to disclose, publish, or disseminate, except as set forth elsewhere in this
      Agreement:

      1.    the source of Residual Information;

      2.    any financial, statistical or personnel data of the Discloser; or

      3.    the business plans of the Discloser.

7.    Disclaimers

      THE DISCLOSER PROVIDES INFORMATION SOLELY ON AN "AS IS" BASIS.

      The Discloser will not be liable for any damages arising out of the use of Information disclosed hereunder.

      Neither this Agreement, nor any disclosure of Information hereunder grants the Recipient any right or license under any trademark, copyright or patent now or hereafter owned or controlled by the Discloser.

      Disclosure of Information containing business plans is for planning purposes only. The Discloser may change or cancel its plans at any time. Use of such Information is at the Recipient's own risk.

      The receipt of Information pursuant to this Agreement will not preclude, or in any way limit, the Recipient from:

      1. providing to others products or services which may be competitive with products or services of the Discloser;

      2. providing products or services to others who compete with the Discloser; or

      3.    assigning its employees in any way it may choose.

8.    General

      This Agreement does not require either party to disclose or to receive Information.

      Neither party may assign or otherwise transfer its rights or delegate its duties or obligations under this Agreement without prior written consent. Any attempt to do so is void.

      The Recipient will comply with all applicable United States and foreign export laws and regulations.

      Only a written agreement signed by both parties can modify this Agreement.

      Either party may terminate this Agreement by providing one month's written notice to the other. Any provisions of this Agreement which by their nature extend beyond its termination will remain in effect until fulfilled, and will apply to respective successors and assigns.

      If there is a conflict between the terms and conditions of this Agreement and a Supplement, those of the Supplement prevail. Except as modified by a Supplement the terms of this Agreement remain in full force and effect.

      The laws of the State of New York govern this Agreement.

This Agreement and its Supplements are the complete and exclusive agreement regarding our disclosures of Information, and replace any prior oral or written communications between us. By signing below for our respective enterprises, each of us agrees to the terms of this Agreement. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

Agreed to: MoneyGram Payment Systems, Inc.  Agreed to: Advantis Corporation
           7401 West Mansfield Avenue                  231 N. Martingale Road
           Lakewood, Colorado 80235                    Schaumburg, Illinois
                                                       60173-2254

By:    /s/ Alan A. Friedman                 By:    /s/ [ILLEGIBLE]
       -----------------------------------         -----------------------------
Name:  Alan A. Friedman                     Name:
       -----------------------------------         -----------------------------
Title: EVP                                  Title:
       -----------------------------------         -----------------------------
Date:                                       Date:        NOV 25, 1997
       -----------------------------------         -----------------------------

[Logo of Advantis]

Agreement for Exchange of Confidential Information

Supplement for Disclosure
================================================================================

Discloser: Advantis                     Name and Address of Recipient's Point of
                                        Contact: Any MoneyGram Personnel With
                                        Access to Advantis Provided Programs

Initial Disclosure Date: Start Date*    Final Disclosure Date: Seventh
                                        Anniversary of the Start Date

Date of Agreement for Exchange of Confidential Information: September 30, 1997

* Start Date shall mean the Start Date as defined in the Advantis Customer Agreement, Supplement for Custom Solution for logical partition processor environment services ("Supplement").

Confidential Information:
The following is a nonconfidential description of Information the Discloser wishes to disclose.
All software, including any updates, program modifications, enhancements and new versions, provided pursuant to the Supplement.

Additional Terms and Conditions, if any: (If none, write NONE)

--------------------------------------------------------------------------------

Both of us agree that this Supplement and the Agreement for Exchange of Confidential Information are the complete agreement regarding this disclosure and replace any prior oral or written communications between us. Any reproduction of this Supplement made by reliable means (for example, photocopy or facsimile) is considered an original.

The only time both of us are required to sign this Supplement is when it contains additional terms and conditions.

Agreed to: MoneyGram Payment Systems, Inc.  Agreed to: Advantis Corporation
           7401 West Mansfield Avenue                  231 N. Martingale Road
           Lakewood, Colorado 80235                    Schaumburg, Illinois
                                                       60173-2254

By:    /s/ Alan A. Friedman                 By:    /s/ [ILLEGIBLE]
       -----------------------------------         -----------------------------
Name:  Alan A. Friedman                     Name:
       -----------------------------------         -----------------------------
Title: EVP                                  Title:
       -----------------------------------         -----------------------------
Date:                                       Date:        NOV 25, 1997
       -----------------------------------         -----------------------------


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